EXHIIT 99.2

BOARD MINUTES JULY 1, 2006

MINUTES OF THE BOARD OF DIRECTORS

OF THE MADONNA CORPORATION

On July 1, 2006 at 11:00 AM a meeting of the Board of Directors of the Madonna Corporation, notice being waived was convened via telephone at 7816 Calla Donna Place, Calgary Alberta.  The following resolutions were passed.

RESOLVED: that he Board immediately take all steps necessary to change the name of the Company from The Madonna Corporation to IC2E International, Inc. and apply for a new CUSIP number.

Resolution passed unanimously.

RESOLVED: that Steven Kolopelky, Douglas Morrison, James Haley and Dr. Michael Giuffre be appointed to the Board of Directors to serve until the next meeting of stockholders; that the Board reluctantly accept the resignation of Lance R. Larsen as Director, Secretary Treasurer and Chief Financial Officer and that Mr. Morrison be elected to assume the titles and fulfill those functions in Mr. Larsen’s place.  Mr. Charlton assumed the title of Chairman and Chief Executive Officer, Mr. Kolopelky was elected President, Mr. Haley, Vice president

Resolution passed unanimously.

RESOLVED: that the President and Secretary instruct the Transfer Agent to issue a stock dividend of four additional shares for each share held by stockholders of record on July 1, 2006, bringing the issued and outstanding shares to 57,550,000 common shares.  The par value of all shares will remain at $0.001 per share.

Resolution passed unanimously.

There being no further business the meeting was adjourned.

/s/ Douglas Morrison

     Douglas Morrison, Secretary